Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-292543 on Form S-8 and Registration Statements No. 333-292566 and 333-292560 on Form S-3ASR of Pinnacle Financial Partners, Inc. (formerly known as Steel Newco Inc.) of our report dated March 2, 2026 relating to the financial statements of Pinnacle Financial Partners, Inc. and Subsidiaries (“Legacy Pinnacle”) and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Denver, Colorado
March 2, 2026